EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED
                                 (in thousands)

                                         Three Months Ended
                                              March 31,
                                         ------------------
                                           2004      2003
                                         --------   -------
Income before Income Taxes               $ 99,928   $65,165
Add:
   Interest Expense                        15,561    15,472
   Amortization of Debt Expense             1,151       984
   Interest Portion of Rent Expense         3,455     3,133
                                         --------   -------
      Adjusted Income                    $120,095   $84,754
                                         ========   =======

Fixed Charges
   Interest Expense                      $ 15,561   $15,472
   Amortization of Debt Expense             1,151       984
   Interest Portion of Rent Expense         3,455     3,133
                                         --------   -------
      Fixed Charges                      $ 20,167   $19,589
                                         ========   =======

Ratio of Earnings to Fixed Charges (1)        6.0x      4.3x
                                         ========   =======

(1) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges, by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.